Exhibit 10.9

Execution Version

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into the 13th day of July 2018, by and between Matlin & Partners Acquisition Corporation, a Delaware corporation, to be renamed as set forth in the Merger Agreement (as defined below) (the “Company”), and Kyle O’Neill (“Executive”). For purposes hereof, the “Company Group” means, collectively, the Company and each of its affiliates and subsidiaries.

RECITALS

The Company, MPAC Merger Sub LLC, USWS Holdings LLC (“USWS Holdings”), the Blocker Companies and, solely for purposes described herein, the Seller Representatives entered into that certain Merger and Contribution Agreement, dated July 13, 2018 (the “Merger Agreement”). All capitalized terms used in this Agreement but not defined in this Agreement shall have the meaning ascribed to them in the Merger Agreement;

This Agreement is being entered into in connection with the Merger Agreement and shall become effective as of the Closing Date (the “Effective Date”); and

Following the Closing, the Company, through USWS Holdings and its subsidiaries, will be engaged in the business of being an oilfield service provider, providing hydraulic fracturing services and other pressure pumping services to its customers. The Company desires to employ Executive, and Executive desires to accept such employment, on the terms and subject to the conditions set forth in this Agreement. Some of the services provided under this Agreement will have a direct or indirect benefit to the Company Group.

In consideration of the mutual promises set forth in this Agreement the parties hereto agree as follows:

ARTICLE I

Term of Employment

If the Merger Agreement is terminated for any reason before the Closing occurs, Executive will not be employed under this Agreement, and none of the provisions of this Agreement will take effect and there will be no liability of any kind under this Agreement. Subject to the provisions of Article V, and upon the terms and subject to the conditions set forth in this Agreement, the Company will employ Executive from the Effective Date through December 31, 2020 (the “Initial Term”). After the Initial Term, this Agreement shall automatically renew for subsequent one (1) year periods, unless the Company provides notice of non-renewal to Executive at least sixty (60) days prior to the expiration of the then-current term (the Initial Term and any renewal term, the “Term”). Notwithstanding anything herein to the contrary, Executive understands that his employment with the Company is not guaranteed, and Executive may be terminated by the Company, with or without Cause (as defined in Section 5.03), at any time, subject to the termination obligations described in Section 5.05.

ARTICLE II

Duties

2.01       The Company hereby employs Executive, and Executive hereby accepts employment, as the Chief Financial Officer of the Company subject to the terms and conditions hereof. Executive shall have the normal duties, responsibilities and authority of such position, subject to the power of the Board of Directors of the Company (the “Board”) and Chief Executive Officer of the Company (the “CEO”) to limit such duties, responsibilities and authority and to override actions of such position. In connection with the duties to be performed pursuant to this Agreement, Executive shall report directly to the Board and the CEO. Executive will promote the interests, within the scope of his duties, of the Company and the members of the Company Group and devote substantially his full working time and efforts to the business and affairs of the Company and Company Group.

2.02       Notwithstanding anything contained in Section 2.01 above to the contrary, nothing contained herein or under law shall be construed as preventing Executive from (i) investing Executive’s personal assets in such form or manner as will not require any material personal services on the part of Executive in the operation or the affairs of the companies in which such investments are made and in which his participation is principally that of a passive investor; and (ii) engaging (outside normal business hours) in any other professional, civic, or philanthropic activities, provided that Executive’s investments or engagement does not result in a violation of his covenants under Section 2.01 or Article VI hereof.

ARTICLE III

Base Compensation

3.01       Base Salary. The Company will compensate Executive for the duties performed by him hereunder by payment of a base salary at the rate of four hundred and twenty thousand dollars ($420,000.00) per annum (the “Base Salary”). The Company shall pay the Base Salary in accordance with the Company’s regular payroll schedule, subject to customary withholding for federal, state, and local taxes and other normal and customary withholding items. The Base Salary may be adjusted annually, in the sole discretion of the Board, but not to be reduced unless part of a general reduction in the Company’s compensation to other executives.

3.02        Annual Bonus. In addition to the Base Salary:

(a)          For the year ending December 31, 2018, Executive shall be eligible to receive an annual target bonus of 80% of Executive’s Base Salary, pursuant to the terms of the AIP (defined below), prorated based on the number of weeks Executive is employed by the Company during 2018.

(b)          For each year during the Term ending after December 31, 2018, Executive shall be eligible to participate in the U.S. Well Services, LLC Annual Incentive Plan or a similar or replacement annual incentive plan adopted by the Board and in which other key executive employees of the Company participate (“AIP”) at the discretion of the Board; provided that Executive shall have an annual target bonus under the AIP of eighty percent (80%) of the Base Salary. During the fourth quarter of each calendar year, the Board shall make good faith efforts to finalize the AIP that will be applicable for the following calendar year.

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Except as otherwise provided herein, the earned and vested portion of Executive’s annual bonus shall be paid to Executive during the calendar year immediately following the performance calendar year to which the bonus relates, within 60 days following the finalization of the Company’s annual financial statements, but no later than the last day of the calendar year in which such financial statements are finalized, provided that Executive has remained continuously and actively employed with the Company through the date of payment, and provided further that the Company may delay such payment if, pursuant to its reasonable judgment, the making of the payment would jeopardize the ability of the Company to continue as a going concern. If this provision is applicable, such payment (with reasonable interest thereon) will then occur in the first taxable year in which the making of the payment would not have such effect. To the extent the payments under this bonus are or become subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”), this provision will be administered consistent with Code Section 409A.

ARTICLE IV

Reimbursement and Employment Benefits

4.01       Health and Other Medical. Executive shall be eligible to participate in all health, medical, dental, and life insurance employee benefits of the Company or another member of the Company Group in accordance with the policies as are available from time to time for other key executive employees of the Company (and their families).

4.02       Vacation. Executive shall be entitled to four (4) weeks of vacation per year, to be taken in such amounts and at such times as shall be mutually convenient for Executive and the Company. Except as set forth in the previous sentence, the Company’s standard policies and practices regarding vacation time will apply to Executive.

4.03       Reimbursable Expenses. The Company shall in accordance with its standard policies in effect from time to time reimburse Executive for all reasonable out-of-pocket expenses actually incurred by him in the conduct of the business of the Company provided that Executive submits in writing all substantiation of such expenses to the Company on a timely basis in accordance with the Company’s standard policies.

4.04       Savings Plan. Executive will be eligible to enroll and participate in all savings and retirement plans of the Company or another member of the Company Group, including any 401(k) plans in accordance with the policies as are available from time to time for other key executive employees of the Company.

ARTICLE V

Termination

5.01       Events of Termination. Executive’s compensation under Articles III and IV, and any and all other rights of Executive under this Agreement or otherwise as an employee of the Company will terminate (except as otherwise provided in this Article V) upon the earliest occurrence of the following events:

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(a)          Upon resignation of employment by Executive upon not less than thirty (30) days’ prior written notice to the Company;

(b)          Upon the death of Executive;

(c)          Upon the termination of employment by the Company or Executive due to the disability of Executive (as defined in Section 5.02);

(d)          Upon the termination of employment by the Company for Cause, immediately upon notice from the Company to Executive, or at such later time as such notice may specify;

(e)          Upon the termination of employment by Executive for Good Reason upon not less than thirty (30) days’ prior notice from Executive to the Company and Company’s failure to cure the “Good Reason” within the prescribed timeframe, as provided in Section 5.04;

(f)          Upon the termination of employment by the Company without Cause immediately upon notice from the Company to Executive, or at such later time as such notice may specify; or

(g)          Upon the non-renewal of this Agreement, in accordance with Article I hereof.

5.02       Definition of Disability. Executive will be deemed to have a “disability” if, for physical or mental reasons, Executive is unable to perform the essential functions of Executive’s duties under this Agreement for ninety (90) consecutive days, or one hundred and twenty (120) days during any twelve (12) month period, as determined in accordance with this Section 5.02. The disability of Executive will be determined by a medical doctor selected by the Company. The determination of the medical doctor selected under this Section 5.02 will be binding on both parties. Executive must submit to a reasonable number of examinations by the medical doctor making the determination of disability under this Section 5.02, and Executive hereby authorizes the disclosure and release to the Company of such determination and all supporting medical records. If Executive is not legally competent, Executive’s legal guardian or duly authorized attorney-in-fact will act in Executive’s stead, under this Section 5.02, for the purposes of submitting Executive to the examinations, and providing the authorization of disclosure, required under this Section 5.02.

5.03       Definition of “Cause.” The term “Cause” shall mean any of the following:

(a)          Executive’s failure or refusal to perform specific directives from the Board or the CEO that are consistent with the scope and nature of Executive’s duties and responsibilities under this Agreement;

(b)          Fraud committed against the Company, or any member of the Company Group, or embezzlement of the funds of the Company or any member of the Company Group;

(c)          Use of drugs or other substances, which is (x) unlawful or (y) otherwise interferes with the performance of Executive’s duties and obligations under this Agreement;

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(d)          Executive’s commission of or pleading guilty or no contest to a felony or to any crime involving dishonesty or fraud;

(e)          Any gross or willful misconduct of Executive resulting in loss to the Company or any member of the Company Group or damages to the reputation of the Company or any member of the Company Group;

(f)          Any material breach by Executive of Executive’s covenants contained in Article VI; or

(g)          Any other material breach of this Agreement by Executive.

No act or failure to act on the part of Executive will be deemed “willful” if it was due primarily to an error in judgment or negligence, but will be deemed “willful” only if done or omitted to be done by Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.

5.04       Definition of “Good Reason.” The phrase “Good Reason” means the Executive’s resignation of employment within ninety (90) days of the occurrence of any of the following events: (i) the Company’s material breach of this Agreement; (ii) the assignment of Executive, by the Company or any of its direct or indirect successors, without Executive’s consent to a position, responsibilities, or duties of a materially lesser status or degree of responsibility than Executive’s position, responsibilities, or duties at the Effective Date; or (iii) any attempt on the part of the Company to require Executive to perform (or omit to perform) any act or to engage (or omit to engage) in any conduct that would constitute illegal action or inaction on the part of Executive. Executive will provide the Company a written notice which describes the circumstances in sufficient detail that is cause for the Good Reason termination within thirty (30) days after the occurrence of the event. The Company will have thirty (30) days from the receipt of such notice to cure the event prior to Executive exercising his/her right to terminate for Good Reason and, if not cured to Executive’s reasonable satisfaction, Executive’s termination will be effective upon the expiration of such cure period.

5.05       Termination Obligations. Effective upon the termination of this Agreement (the date of any such termination being the “Termination Date”), the Company will be obligated to pay Executive (or, in the event of his death, his designated beneficiary as defined below) only such compensation as is provided in this Section 5.05. For purposes of this Section 5.05, Executive’s designated beneficiary will be such individual beneficiary or trust, located at such address, as Executive may designate by notice to the Company from time to time or, if Executive fails to give notice to the Company of such a beneficiary, Executive’s estate. Notwithstanding the preceding sentence, the Company will have no duty, in any circumstances, to attempt to open an estate on behalf of Executive, to determine whether any beneficiary designated by Executive is alive or to ascertain the address of any such beneficiary, to determine the existence of any trust, to determine whether any person or entity purporting to act as Executive’s personal representative (or the trustee of a trust established by Executive) is duly authorized to act in that capacity, or to locate or attempt to locate any beneficiary, personal representative, or trustee. Additionally, Executive will retain any other rights or benefits to which Executive is entitled as a matter of law (including Consolidated Omnibus Budget Reconciliation Act coverage).

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(a)          Termination by Executive without Good Reason. If Executive voluntarily terminates this Agreement without Good Reason, the Company shall have no further obligations to Executive under this Agreement other than the Company’s obligation to pay Base Salary and any other accrued compensation or vested benefits owed to Executive as of the Termination Date. For the avoidance of doubt, this amount does not include the yet to be earned Base Salary that Executive would have earned had his employment not terminated prior to the expiration of the then applicable Term. The Company shall reimburse Executive for expenses incurred by Executive through the Termination Date that are reimbursable pursuant to Section 4.03.

(b)          Termination by the Company for Cause. If this Agreement is terminated by the Company for Cause, the Company shall have no further obligations to Executive under this Agreement other than the Company’s obligation to pay Base Salary and any other accrued compensation or vested benefits owed to Executive as of the Termination Date. For the avoidance of doubt, this amount does not include the yet to be earned Base Salary that Executive would have earned had his employment not terminated prior to the expiration of the then applicable Term. The Company shall reimburse Executive for expenses incurred by Executive through the Termination Date that are reimbursable pursuant to Section 4.03. Additionally and notwithstanding any language in any long-term incentive plan or award, including any profits interest awards, if this Agreement is terminated by the Company for Cause, Executive will be treated as forfeiting all unvested award and any interests in any such awards.

The Board may only terminate Executive’s employment hereunder in good faith on account of Cause, or it may separately determine that any termination is on account of Cause. Prior to such determination, however, the Board shall provide written notice to Executive, including the reasons for the determination of Cause, and if curable, any actions necessary or appropriate to cure such determination. If the Cause event is curable, Executive shall have the opportunity to appear before the Board to present arguments and evidence on his behalf and , Executive shall have a reasonable period of time, not to exceed thirty (30) days, to cure any such finding of Cause hereunder. Following such presentation, upon Executive’s failure to appear or upon Executive’s failure to cure, as the case may be, the Board, by an affirmative vote of a majority of its members (excluding Executive), shall confirm that the actions or inactions of Executive constitute Cause hereunder.

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(c)          Termination by the Company Without Cause or Termination by Executive for Good Reason. If the Company terminates the employment of Executive prior to the end of the then applicable Term of this Agreement for any reason other than for Cause, or if Executive terminates his employment with the Company for Good Reason prior to the end of the Term of this Agreement, Executive shall be entitled to (i) Base Salary and any other accrued compensation or vested benefits owed to Executive as of the Termination Date (for the avoidance of doubt, this amount does not include the yet to be earned Base Salary that Executive would have earned had his employment not terminated prior to the expiration of the then applicable Term); (ii) a lump sum cash payment equal to one and a half (1.5) times the sum of (x) Executive’s then-current Base Salary, and (y) average annual bonus during the prior two calendar years under the AIP (or such shorter period, as applicable), subject to applicable taxes and withholdings and payable on the sixtieth (60th) day following the Termination Date; (iii) reimbursement for expenses incurred by Executive through the Termination Date that are reimbursable pursuant to Section 4.03; (iv) if the Termination Date occurs after December 31 of a performance year under the AIP but before any bonus for such performance year has been paid, such unpaid bonus under the AIP, to the extent earned, payable in a lump sum, subject to applicable taxes and withholdings, at the time bonuses are paid under the AIP; and (v) a payment equal to the product of (x) the target bonus under the AIP for the performance year in which the Termination Date occurs and (y) a fraction, the numerator of which is the number of days Executive was employed by the Company during the year of termination and the denominator of which is 365, payable in a lump sum, subject to applicable taxes and withholdings, on the sixtieth (60th) day following the Termination Date. In addition, if Executive timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse Executive for the monthly COBRA premium paid by Executive for himself and his dependents. Such reimbursement shall be paid to the Executive on or before the 15th day of the month immediately following the month in which Executive timely remits the premium payment. Executive shall be eligible to receive such reimbursement until the earlier of: (A) the eighteen (18)-month anniversary of the Termination Date; or (B) the date Executive is no longer eligible to receive COBRA continuation coverage.

(d)          Termination upon Disability. If this Agreement is terminated by either party as a result of Executive’s disability, Executive shall be entitled to (i) Base Salary and any other accrued compensation or vested benefits owed to Executive as of the Termination Date (for the avoidance of doubt, this amount does not include the yet to be earned Base Salary that Executive would have earned had his employment not terminated prior to the expiration of the then applicable Term); (ii) continuation of Base Salary, subject to applicable taxes and withholdings, for the lesser of (A) six (6) consecutive months thereafter or (B) the period until disability insurance benefits commence under the disability insurance coverage (if any) furnished by the Company to Executive; (iii) reimbursement for expenses incurred by Executive through the Termination Date that are reimbursable pursuant to Section 4.03; (iv) if the Termination Date occurs after December 31 of a performance year under the AIP but before any bonus for such performance year has been paid, such unpaid bonus under the AIP, to the extent earned, payable in a lump sum, subject to applicable taxes and withholdings, at the time bonuses are paid under the AIP; and (v) a payment equal to the product of (x) the target bonus under the AIP for the performance year in which the Termination Date occurs and (y) a fraction, the numerator of which is the number of days Executive was employed by the Company during the year of termination and the denominator of which is 365, payable in a lump sum, subject to applicable taxes and withholdings, on the sixtieth (60th) day following the Termination Date.

(e)          Termination upon Death. If this Agreement is terminated because of Executive’s death, the Company shall have no further obligations to Executive under this Agreement other than the Company’s obligation to pay Base Salary and any other accrued compensation or vested benefits owed to Executive as of the Termination Date (for the avoidance of doubt, this amount does not include the yet to be earned Base Salary that Executive would have earned had his employment not terminated prior to the expiration of the then applicable Term) and to reimburse Executive’s estate for expenses incurred by Executive that are reimbursable through the Termination Date pursuant to Section 4.03.

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(f)          Termination upon Non-Renewal of Agreement. If this Agreement is terminated for non-renewal as described in Article I hereof, then Executive shall be entitled to (i) Base Salary and any other accrued compensation or vested benefits owed to Executive as of the Termination Date (for the avoidance of doubt, this amount does not include the yet to be earned Base Salary that Executive would have earned had his employment not terminated prior to the expiration of the then applicable Term); (ii) a lump sum cash payment equal to one and a half (1.5) times the sum of (x) Executive’s then-current Base Salary, and (y) average annual bonus during the prior two calendar years under the AIP (or such shorter period, as applicable), subject to applicable taxes and withholdings and payable on the sixtieth (60th) day following the Termination Date; (iii) reimbursement for expenses incurred by Executive through the Termination Date that are reimbursable pursuant to Section 4.03; and (iv) provided Executive remains employed by the Company until the last day of the then-current Term, Executive shall be paid the bonus under the AIP for the performance year ending on the last day of such Term, to the extent earned, in a lump sum, subject to applicable taxes and withholdings, no later than the March 15 immediately following the last day of such Term. In addition, if Executive timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse Executive for the monthly COBRA premium paid by Executive for himself and his dependents. Such reimbursement shall be paid to the Executive on or before the 15th day of the month immediately following the month in which Executive timely remits the premium payment. Executive shall be eligible to receive such reimbursement until the earlier of: (A) the end of the 18-month period following the Termination Date; or (B) the date Executive is no longer eligible to receive COBRA continuation coverage.

5.06       General.

(a)          Termination of this Agreement shall not affect the obligations of Executive under Article VI hereof that, pursuant to the express provisions of this Agreement, continue in full force and effect. Upon termination of this Agreement for any reason, Executive shall promptly deliver to the Company all Company Group property including without limitation all writings, records, data, memoranda, contracts, orders, sales literature, price lists, client lists, data processing materials, and other documents, whether or not obtained from the Company Group, which pertain to or were used by Executive in connection with his employment by the Company or which pertain to any member of the Company Group, including, but not limited to, Confidential Information (as defined below), as well as any automobiles, computers or other furniture, fixtures or equipment which were purchased by the Company for Executive or otherwise in Executive’s possession or control.

(b)          Notwithstanding the foregoing, other than the Base Salary and any other accrued compensation or vested benefits owed to Executive as of the Termination Date (as set forth in Sections 5.05(c)(i) or (d)(i) or (f)(i), as applicable), Executive’s right to receive amounts payable pursuant to Sections 5.05(c) or (d) or (f) (which shall be deemed, and referred to herein as, “Severance”) is contingent upon Executive not violating any of his on-going obligations under this Agreement and executing and delivering to the Company, and not revoking, a complete and general release, in a form acceptable to the Company, of all claims that Executive has or may have against the Company and its predecessors, successors, assigns, divisions, affiliates, the Company Group, and subsidiaries, and each of their respective past, present and future owners, directors, employees, agents and fiduciaries of employee benefit plans (the “Released Parties”) through the Termination Date, in form and substance reasonably acceptable to the Company no later than forty-five (45) days after the Termination Date. Subject to anything to the contrary in Sections 5.05 or 9.04, Severance, if payable, shall be paid as and when normal payroll payments are made; provided that Executive will not receive any Severance payments prior to the sixtieth (60th) day following the Termination Date and will be paid any amounts that would have been payable pursuant to Sections 5.05(c) or (d) or (f) on the sixtieth (60th) day following the Termination Date. Executive expressly acknowledges and agrees that the payment of Severance to Executive hereunder shall be liquidated damages for and in full satisfaction of any and all claims, demands, causes of action, and liabilities or any kind whatsoever (upon any legal or equitable theory, whether contractual, common law or statutory, under federal, state or local law or otherwise), whether known or unknown, asserted or unasserted, by reason of any act, omission, transaction, agreement or occurrence that Executive ever had, now have or hereafter may have against the Released Parties relating to or arising out of:

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(i)          Executive’s employment with the Company, the terms and conditions of that employment, and the termination of that employment;

(ii)         All claims of employment discrimination, harassment or retaliation under any federal, state or local statute or ordinance, public policy or the common law;

(iii)        All contract and quasi-contract claims, claims for promissory estoppel or detrimental reliance, claims for wages, bonuses, incentive compensation, and severance allowances or entitlements;

(iv)        All claims for employee benefits; provided, however, that nothing in this Section 5.06(b) is intended to release, diminish, or otherwise affect any vested monies or other vested benefits to which Employee may be entitled from, under, or pursuant to any savings or retirement plan of the Company;

(v)         All claims for fraud, fraudulent inducement, slander, libel, defamation, disparagement, negligent or intentional infliction of emotional distress, personal injury, prima facie tort, negligence, compensatory or punitive damages, or any other claim for damages or injury of any kind whatsoever; and,

(vi)        All claims for monetary recovery, including, without limitation, attorneys’ fees, experts’ fees, medical fees or expenses, costs and disbursements and the like.

5.07       Representations. Executive represents, warrants, and covenants to Company that (a) there is no other agreement or relationship which is binding on him which prevents him from entering into or fully performing under the terms hereof and (b) the Company may contact any past, present, or future entity with whom he has a business relationship and inform such entity of the existence of this Agreement and the terms and conditions set forth herein.

ARTICLE VI

Covenants

6.01       Competition/Solicitation. Ancillary to the consideration to be provided pursuant to this Agreement, including but not limited to the Company’s promise to provide Executive access to Confidential Information, and in order to protect the Confidential Information, during Executive’s employment with the Company or any member of the Company Group and for a period of eighteen (18) months after termination of Executive’s employment with the Company or any member of the Company Group, regardless of the reason, Executive hereby covenants and agrees that he shall not, directly or indirectly, except in connection with his duties hereunder or otherwise for the sole account and benefit of the Company, whether as a sole proprietor, investor, partner, member, stockholder, employee, director, officer, guarantor, consultant, independent contractor, or in any other capacity as principal or agent, or through any person, subsidiary, affiliate, or employee acting as nominee or agent, except with the consent of the Company:

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(a)          Conduct or engage in, or be interested in or associated with, any person or entity anywhere in the Market Area (other than the Company and its affiliates) that conducts or engages in the shale fracking business;

(b)          Solicit, attempt to solicit, or accept business from or otherwise service, or cause to be solicited or have business accepted from or otherwise service, any then-current customers of Company or any member of the Company Group, any persons or entities anywhere in the Market Area who were customers of the Company or any member of the Company Group within the three hundred sixty five (365) days preceding the Termination Date, or any prospective customers of the Company or any member of the Company Group for whom bids were being prepared or had been submitted as of the Termination Date; or

(c)          Induce, or attempt to induce, hire or attempt to hire, or cause to be induced or hired, any employee of the Company or any member of the Company Group, or persons who were employees of the Company or any member of the Company Group within the three hundred sixty five (365) days preceding the Termination Date, to leave or terminate his or her employment with the Company or any member of the Company Group, or hire or engage as an independent contractor any such employee of the Company or any member of the Company Group.

Notwithstanding the foregoing, Executive shall not be prevented from (A) investing in or owning up to two percent (2%) of the outstanding stock of any corporation engaged in a business competitive with the Company, provided that such shares are regularly traded on a national securities exchange or in any over-the-counter market or (B) retaining any shares of stock in any corporation which Executive owned before the date of his employment with the Company, or (C) being employed by or serving as a paid consultant to a private equity or debt investment firm that invests in a competitive business. For the avoidance of doubt, this provision shall not prevent Executive from being a passive investor in a private equity or debt investment firm that invests in a competitive business. For purposes of this Agreement, “Market Area” shall mean the geographic areas set forth on Exhibit A.

6.02       Confidential Information. Executive acknowledges that in his employment he is or will be making use of, acquiring, or adding to the Company Group’s confidential information (the “Confidential Information”) which includes, but is not limited to, memoranda and other materials or records of a proprietary nature; technical information regarding the operations of the Company Group; and records and policy matters relating to finance, personnel, market research, strategic planning, current and potential customers, lease arrangements, service contracts, management, and operations. Therefore, to protect the Company Group’s Confidential Information and to protect other employees who depend on the Company Group for regular employment, Executive agrees that he will not in any way use any of said Confidential Information except in connection with his employment by the Company, and except in connection with the business of the Company he will not copy, reproduce, or take with him the original or any copies of said Confidential Information and will not directly or indirectly divulge any of said Confidential Information to anyone without the prior written consent of the Company. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to Executive; provided that, such disclosure is through no direct or indirect fault of Executive or person(s) acting on Executive’s behalf. For the avoidance of doubt, this Section 6.02 does not prohibit or restrict Executive (or Executive’s attorney) from responding to any inquiry about the Agreement or its underlying facts and circumstances by the Securities and Exchange Commission, the Financial Industry Regulatory Authority, any other self-regulatory organization or governmental entity, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Executive understands and acknowledges that he does not need the prior authorization of the Company to make any such reports or disclosures and that he is not required to notify the Company that he has made such reports or disclosures.

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6.03       Inventions. All discoveries, designs, improvements, ideas, and inventions, whether patentable or not, relating to (or suggested by or resulting from) products, services, or other technology of the Company Group or relating to (or suggested by or resulting from) methods or processes used or usable in connection with the business of the Company Group that may be conceived, developed, or made by Executive during employment with the Company (hereinafter “Inventions”), either solely or jointly with others, shall automatically become the sole property of the Company Group. Executive shall immediately disclose to the Company all such Inventions and shall, without additional compensation, execute all assignments and other documents deemed necessary by the Company to perfect the property rights of the Company or any affiliate therein. These obligations shall continue beyond the termination of Executive’s employment with respect to Inventions conceived, developed, or made by Executive during employment with the Company. The provisions of this Section 6.03 shall not apply to any Invention for which no equipment, supplies, facility, or trade secret information of the Company or any affiliate is used by Executive and which is developed entirely on Executive’s own time, unless (a) such Invention relates (i) to the business of the Company Group or (ii) to the actual or demonstrably anticipated research or development of the Company Group, or (b) such Invention results from work performed by Executive for the Company Group.

6.04       Non-Disparagement. For a period commencing on the Effective Date and continuing indefinitely, Executive hereby covenants and agrees that he shall not, directly or indirectly, defame, disparage, create false impressions, or otherwise put in a false or bad light the Company, its products or services, its business, reputation, conduct, practices, past or present employees, financial condition or otherwise.

6.05       Reformation. If at the time of enforcement of any provision of this Agreement, a court shall hold that the duration, scope, or area restriction of any provision hereof is unreasonable under circumstances now or then existing, the parties hereto agree that the maximum duration, scope or area reasonable under the circumstances shall be substituted by the court for the stated duration, scope, or area.

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6.06       Remedies. Executive acknowledges that any breach by him of the provisions of this Article VI of this Agreement shall cause irreparable harm to the Company and that a remedy at law for any breach or attempted breach of Article VI of this Agreement will be inadequate, and agrees that, notwithstanding Section 9.01 hereof, the Company shall be entitled to exercise all remedies available to it, including specific performance and injunctive and other equitable relief, without the necessity of posting any bond, in the case of any such breach or attempted breach. In the event that the Company shall file a claim alleging a breach of the provisions of this Article VI of this Agreement, then any time period set forth in this Agreement including the time periods set forth above, will be extended one month for each month the Executive was in breach of this Agreement, so that the Company is provided the benefit of the full restricted covenant period.

6.07       Immunity Notice. Notwithstanding any other provision of this Agreement: (x) Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that (i) is made: (A) in confidence to a federal (including, without limitation, the SEC or Financial Industry Regulatory Authority), state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding; (y) if Executive files a lawsuit for retaliation, Executive may disclose Employer’s trade secrets to his attorney and use the trade secret information in the court proceeding if Executive: (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order; and, (z) nothing in this Agreement prevents Executive from communicating with government agencies as permitted by law. Without prior authorization of the Company, however, the Company does not authorize Executive to disclose to any third party (including any government official or any attorney Executive may retain) any communications that are covered by the Company’s attorney-client privilege.

6.08       Return of Company Property. Upon the expiration of the Term, and at any other time upon request of the Company, Executive shall promptly surrender and deliver to the Company all documents (including electronically stored information) and all copies thereof and all other materials of any nature containing or pertaining to all Confidential Information and any other Company Group property (including any Company Group-issued computer, mobile device or other equipment) in Executive’s possession, custody or control and Executive shall not retain any such documents or other materials or property of the Company Group.

ARTICLE VII

Assignment

This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Except as expressly provided herein, the rights, benefits and obligations of Executive under this Agreement are personal to Executive, and any voluntary or involuntary alienation, assignment or transfer by Executive shall be null and void.

ARTICLE VIII

Entire Agreement

Except as otherwise expressly provided herein, this Agreement constitutes the entire understanding between the Company and Executive concerning his employment by the Company or its affiliates and supersedes any and all previous agreements between Executive and the Company or any of its affiliates or subsidiaries concerning such employment, and/or any compensation, bonuses or incentives, excepting only any agreements between Executive and the Company governing confidential information, proprietary data, inventions or work product. This Agreement may not be changed orally, but only in a written instrument signed by both parties hereto.

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ARTICLE IX

Applicable Law; Miscellaneous

9.01       Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas. All actions brought to interpret or enforce this Agreement shall be brought in federal or state courts located in Houston, Texas. Notwithstanding the foregoing, at the sole option of the Company, all controversies under this Agreement may be subject to resolution by arbitration. Without limiting the generality of the foregoing, the following shall be considered controversies for this purpose: (i) all questions relating to the interpretation or breach of this Agreement; (ii) all questions relating to any representations, negotiations, and other proceedings leading to the execution of this Agreement; and (iii) all questions as to whether the right to arbitrate any such question exists. Any party may, without inconsistency with this Agreement, seek from a court any interim or provisional relief that may be necessary to protect the rights or property of that party, pending the establishment of the arbitral tribunal (or pending the tribunal’s determination of the merits of the controversy). The tribunal shall have authority to make the final determination of the rights of the parties, including authority to make permanent, modify, or dissolve any judicial order granting such provisional relief. The Company, if it desires arbitration, shall so notify the other parties, identifying in reasonable detail the matters to be arbitrated and the relief sought. Arbitration shall be before a single arbitrator with at least ten (10) years’ experience in commercial or employment law. The American Arbitration Association (“AAA”) shall submit a list of persons meeting the criteria outlined above, and the parties shall mutually agree upon the arbitrator. If the parties fail to select an arbitrator as required above within twenty (20) days after delivery of notice from the party desiring arbitration, the AAA shall appoint the arbitrator in accordance with the then-existing rules of the AAA. The arbitrator shall be entitled to a fee commensurate with his or her fees for professional services requiring similar time and effort. All matters arbitrated hereunder shall be arbitrated in, Houston, Texas, and shall be governed by Texas law, exclusive of its conflicts-of-laws rules. The arbitrator shall conduct a hearing no later than sixty (60) days after designation of the tribunal, and a decision shall be rendered by the arbitrator within thirty (30) days after the hearing. At the hearing, the parties shall present such evidence and witnesses as they may choose, with or without counsel. Adherence to formal rules of evidence shall not be required but the arbitrator shall consider any evidence and testimony that he or she determines to be relevant, in accordance with procedures that he or she determines to be appropriate. Any award entered shall be made by a written opinion stating the reasons for the award made. The arbitrator may award legal or equitable relief, including but not limited to specific performance. The arbitrator is not empowered to award damages in excess of compensatory damages, and each party irrevocably waives any right to recover such damages with respect to any dispute resolved by arbitration. This submission and agreement to arbitrate shall be specifically enforceable. Arbitration may proceed in the absence of any party if notice of the proceedings has been given to such party. The parties agree to abide by all awards rendered in such proceedings. Such awards shall be final and binding on all parties. Each party shall continue to perform its obligations under this Agreement pending conclusion of the arbitration. No party shall be considered in default hereunder during the pendency of arbitration proceedings relating to such default. Each party to the arbitration proceeding will bear its own costs in connection with such arbitration proceedings, except that unless otherwise paid by the Company in accordance with such section, the costs and expenses of the arbitrator will be divided evenly between the parties.

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9.02       Attorneys’ Fees.

(a)          In the event of any action, claim or dispute to enforce the rights and obligations under this Agreement, each party agrees to bear its own costs, fees, and expenses (including attorneys’ fees), regardless of the outcome of such dispute.

(b)          However, the Company agrees to directly pay or reimburse Executive for reasonable attorneys’ fees (without including any non-routine reimbursed expenses) incurred solely in the original negotiation and execution of this Agreement up to thirty thousand dollars ($30,000.00), such payment or reimbursement to be made within sixty (60) days after the Effective Date.

9.03       Indemnification of Executive.

(a)          Executive shall not be responsible for any of the actions of the Company prior to signing this Agreement (except such actions resulting from the gross negligence or willful misconduct of Executive), and the Company agrees to indemnify Executive for any liability from such prior actions of the Company (except such actions resulting from the gross negligence or willful misconduct of Executive).

(b)          To the fullest extent permitted under law, the Company shall indemnify Executive in the event Executive is a party, or is threatened to be made a party, to any threatened, pending or contemplated action, suit, or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that Executive is an officer or Board member of the Company, or is or was serving at the request of the Company as a board member, or officer (or in any capacity equivalent to any of the foregoing) of another corporation, company, joint venture, trust or other enterprise, against expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by Executive in connection with such action, suit or proceeding if Executive acted in good faith and in a manner Executive reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe Executive’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or pleas of nolo contendere or its equivalent, shall not of itself create a presumption that Executive did not act in good faith or did not act in a manner which Executive reasonably believed to be in and not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had reasonable cause to believe that Executive’s conduct was unlawful.

(c)          The indemnification described in this Section 9.03 shall be in addition to, and is not intended to be a substitute for, any indemnification provided for by law or under the Company’s by-laws.

9.04       Section 409A. (a) Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payments and benefits set forth herein either shall either be exempt from or shall comply with the requirements of Code Section 409A, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from or in compliance with Code Section 409A.

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(b)          To the extent that the Company determines that any provision of this Agreement would cause Executive to incur any additional tax or interest under Code Section 409A, the Company shall be entitled to reform such provision to attempt to comply with or be exempt from Code Section 409A through good faith modifications. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company without violating the provisions of Code Section 409A.

(c)          Notwithstanding any provision in this Agreement or elsewhere to the contrary, if on the Termination Date Executive is deemed to be a “specified employee” within the meaning of Code Section 409A, any payments or benefits due upon, or within the six (6) month period following, a termination of Executive’s employment under any arrangement that constitutes a “deferral of compensation” within the meaning of Code Section 409A (whether under this Agreement, any other plan, program, payroll practice or any equity grant) and which do not otherwise qualify under the exemptions under Treas. Regs. Section l.409A-1 (including without limitation, the short-term deferral exemption and the permitted payments under Treas. Regs. Section l.409A- l (b)(9)(iii)(A)), shall be delayed and paid or provided to Executive in a lump sum (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay during such period) on the earlier of (i) the date which is six (6) months and one (1) day after Executive’s separation from service (as such term is defined in Code Section 409A) for any reason other than death, and (ii) the date of Executive’s death, and any remaining payments and benefits shall be paid or provided in accordance with the normal payment dates specified for such payment or benefit.

(d)          Notwithstanding anything in this Agreement or elsewhere to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “non-qualified deferred compensation” within the meaning of Code Section 409A upon or following a termination of Executive’s employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” and the date of such separation from service shall be the termination date for purposes of any such payment or benefits.

(e)          Each payment under this Agreement or otherwise (including any installment payments) shall be treated as a separate payment for purposes of Code Section 409A.

(f)          In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement or otherwise which constitutes a “deferral of compensation” within the meaning of Code Section 409A.

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(g)          All expenses or other reimbursements paid pursuant to this Agreement or otherwise that are taxable income to Executive shall in no event be paid later than the end of the calendar year next following the calendar year in which Executive incurs such expense or pays such related tax. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, to the extent required by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense was incurred.

9.05       Waiver. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a continuing waiver or a waiver of any similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party hereto which are not set forth expressly in this Agreement.

9.06       Unenforceability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

9.07       Counterparts. This Agreement may be executed in several counterparts, and via facsimile or electronic mail, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

9.08       Section Headings. The section headings contained in this Agreement are inserted for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

9.09       Interpretation. This Agreement shall be construed as a whole according to its fair meaning. It shall not be construed strictly for or against Executive or any Released Party. Unless the context indicates otherwise, the term “or” shall be deemed to include the term “and” and the singular or plural number shall be deemed to include the other.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first written above.

EXECUTIVE

/s/ Kyle O’Neill

Kyle O’Neill	Date: 7/13/2018

[Signature Page to Kyle O’Neill Employment Agreement]

COMPANY

/s/ David Matlin
David Matlin	Date: 7/13/2018
Chief Executive Officer

Matlin & Partners Acquisition Corporation

[Signature Page to Kyle O’Neill Employment Agreement]

EXHIBIT A

1.	The counties in the state of Texas in which any part of the Eagle Ford Shale or the Permian Basin or the Anadarko Basin or the Haynesville Shale is located;

2.	The counties in the state of Arkansas in which any part of the Haynesville Shale is located;

3.	The counties in the states of West Virginia and Ohio, and the Commonwealth of Pennsylvania in which any part of the Utica or Marcellus formations is located;

4.	The counties in the states of Colorado, Wyoming, Nebraska and Kansas in which any part of the Denver-Julesburg Basin is located;

5.	The following Parishes in the state of Louisiana: Caddo, Bossier, DeSoto, Sabine, Red River and Lafayette; and

6.	Any other areas that are within a twenty (20) mile radius of any location where any member of the Company Group is as of the date that the Executive is no longer employed or engaged by any member of the Company Group (i) conducting shale fracking business; or (ii) has materially developed plans to conduct shale fracking business, provided that Executive was involved with or obtained Confidential Information about any such plans to conduct shale fracking business during the period of the Executive’s employment or engagement by the Company or any other member of the Company Group.

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